EXHIBIT 99.1

COOK INLET ENERGY

ESTIMATED FUTURE RESERVES

AND INCOME

AS OF APRIL 30, 2010

SEC PARAMETERS

RALPH E. DAVIS ASSOCIATES, INC.

HOUSTON, TEXAS

RALPH E. DAVIS
ASSOCIATES, INC.

May 4, 2010

Cook Inlet Energy
4141 B Street, Suite 302
Anchorage, Alaska 99503

Gentlemen

At your request the firm of Ralph E. Davis Associates, Inc ("Davis") of Houston, Texas USA has prepared an estimate of the oil and natural gas reserves on specific leaseholds in which Cook Inlet Energy (CIE) has interest. This report presents our estimate of the proved developed producing, proved developed non-producing and proved undeveloped as well as the probable and possible reserves anticipated to be produced from those leaseholds and remaining as of April 30, 2010. The subject properties are located in the State of Alaska, USA.

Davis has reviewed 100% of CIE's's proved, probable and possible properties located in Alaska. It is our opinion that these properties represent all of CIE's oil and gas assets that may be classified as proved, probable or possible as per the Securities Exchange Commission directives as detailed later in this report.

The reserves associated with this review have been classified in accordance with the definitions of the Securities and Exchange Commission as found in Part 210—Form and Content of and Requirements for Financial Statements, Securities Act of 1933, Securities Exchange Act of 1934, Public Utility Holding Company Act of 1935, Investment Company Act of 1940, Investment Advisers Act of 1940, and Energy Policy and Conservation Act of 1975, under Rules of General Application § 210.4-10 Financial accounting and reporting for oil and gas producing activities pursuant to the Federal securities laws and the Energy Policy and Conservation Act of 1975. A summation of these definitions is included as a portion of this letter.

It should be understood that the various reserve categories have different risk associated with them. Proved reserves are more likely to be produced than probable reserves; and, probable reserves are more likely to be produced than possible reserves. Therefore the different reserve categories should not be considered to be directly additive.

We have also estimated the future net revenue and discounted present value associated with these reserves as of April 30, 2010, utilizing a scenario of non-escalated product prices as well as non-escalated costs of operations, i.e., prices and costs were not escalated above current values as detailed later in this report. The present value is presented for your information and should not be construed as an estimate of the fair market value.

The results of our study are summarized as follows:

1717 St. James Place, Suite 460 Houston, Texas 77056 Office 713-622-8955 Fax 713-626-3664 www.ralphedavis.com
Worldwide Energy Consultants Since 1924

RALPH E. DAVIS
ASSOCIATES, INC.

Cook Inlet Energy

May 4, 2010
Page 2

Estimated Net Reserves and Income Data
Certain Leasehold Interests of
Cook Inlet Energy
As of April 30, 2010

	PROVED				
	PRODUCING	NON-PRODUCING	UNDEVELOPED	EXPENSES	TOTAL
Net Reserves					
Oil/Condensate-MBbls	1,695	855.772	7,679	0	10,230
Gas-MMCF	1,085	0	3,722	0	4,807
Income Data (M$)					
Future Gross Revenue	$111,508.094	$51,975.816	$488,867.125	$0.000	$652,151.125
Ad Valorem Taxes	$1,201.370	$779.239	$6,986.688	$0.000	$8,967.296
Production Taxes	$53.461	$26.562	$261.076	$0.000	$341.100
Operating Costs	$1,808.960	$1,664.263	$13,133.929	$94,233.000	$110,840.148
Capital Costs	$275.000	$4,000.000	$45,950.000	$0.000	$50,225.000
Future Net Income (FNI)	$108,169.312	$45,505.746	$422,335.438	($94,233.000)	$481,777.406
FNI @ 10%	$75,596.359	$28,222.301	$267,256.594	($57,103.397)	$311,971.875

Estimated Net Reserves and Income Data
Certain Leasehold Interests of
Cook Inlet Energy
As of April 30, 2010

	PROBABLE		
	NON-PRODUCING	UNDEVELOPED	TOTAL
Net Reserves			
Oil/Condensate-MBbls	-	6,173	6,173
Gas-MMCF	5,567	3,695	9,262
Income Data (M$)			
Future Gross Revenue	$26,950.873	$395,891.219	$422,842.094
Ad Valorem Taxes	$371.189	$5,356.052	$5,727.241
Production Taxes	$0.000	$209.808	$209.808
Operating Costs	$194.400	$14,318.019	$14,512.419
Capital Costs	$2,225.000	$62,080.000	$64,305.000
Future Net Income (FNI)	$24,160.285	$313,927.312	$338,087.656
FNI @ 10%	$17,047.756	$174,810.344	$191,858.094

RALPH E. DAVIS ASSOCIATES, INC.
Texas Registered Firm #F-1529

RALPH E. DAVIS
ASSOCIATES, INC.

Cook Inlet Energy May 4, 2010
Page 3

Estimated Net Reserves and Income Data
Certain Leasehold Interests of
Cook Inlet Energy
As of April 30, 2010

	POSSIBLE UNDEVELOPED
Net Reserves	
Oil/Condensate-MBbls	1,078
Gas-MMCF	5,203
Income Data (M$)	
Future Gross Revenue	$90,603.781
Ad Valorem Taxes	$127.755
Production Taxes	$36.647
Operating Costs	$2,596.683
Capital Costs	$14,620.000
Future Net Income (FNI)	$71,892.688
FNI @ 10%	$39,039.215

Crude oil volumes are expressed in standard 42 gallon barrels. Gas volumes are expressed in thousand cubic feet (MCF) at the official temperature of 60 degrees Farenheit and pressure base of 14.73 psia.

DATA SOURCE

Basic well and field data used in the preparation of this report were furnished by CIE. Records as they pertain to factual matters such as acreage controlled, the number and depths of wells, reservoir pressure and production history, the existence of contractual obligations to others and similar matters were accepted as presented.

Additionally, the analyses of these properties utilized not only the basic data on the subject wells but also data on analogous properties if needed. Well logs, ownership interest, revenues received from the sale of products and operating costs were furnished by CIE. No physical inspection of the properties was made nor any well tests conducted.

Operating cost data for the previous twelve month period for which data was available were provided by CIE along with an average of each property's lease operating expense and well operating expense for the same time period. This data was used to determine the direct cost of operation for each property or producing unit.

RALPH E. DAVIS ASSOCIATES, INC.
Texas Registered Firm #F-1529

RALPH E. DAVIS
ASSOCIATES, INC.

Cook Inlet Energy

May 4, 2010
Page 4

RESERVE ESTIMATES

The reserves presented in this report have been estimated using engineering and geological methods widely accepted in the industry. For the proved developed producing, the estimates were made when considered to be definitive, using performance methods that utilize extrapolations of various historical data including, but not limited to, oil, gas and water production and pressure history. For the other proved producing, proved behind pipe reserves, proved undeveloped reserves, and probable and possible reserves estimates were made using volumetric methods.

The accuracy of reserve estimates is dependent upon the quality of available data and upon the independent geological and engineering interpretation of that data. The quantities presented herein are estimated reserves of oil that geologic and engineering data demonstrate can be recovered from known reservoirs under current economic conditions with reasonable certainty. The reserves are calculated using acceptable methods and procedures and are believed to be reasonable; however, future reservoir performance may justify revision of these estimates.

PRICING PROVISIONS

The unit price used throughout this report for crude oil, condensate and natural gas is based upon the appropriate price in effect the first trading day of each month from May 1, 2009 through April 1, 2010 and averaged for the year.

Crude Oil - The unit price used throughout this report for crude oil is based upon the average of prices for the above indicated period. An average crude oil price of $73.01 per barrel was held constant throughout the contract life of the property. Prices for liquid reserves scheduled for initial production at some future date were estimated using current prices on the same properties. Adjustments were made to this price as follows:

1. Plus $0.995 for non-Redoubt crude.
2. Minus $0.45 for Redoubt crude.
3. Minus the ANS discount of $2.00/bbl was used.
4. Minus a "CISPRI allowance" (a spill response coop) of $0.72/bbl in 2009 escalated at 5% annually.
5. Minus a shipping charge of $1.184/bbl in 2003 escalated at 5% annually.
6. Minus a pipeline tariff of $4.08/bbl.

Natural Gas - The unit price used throughout this report for natural gas is based upon the average of prices for the above indicated period. An average natural gas price of $3.957 per MMBTU was calculated then adjusted by the area differential calculated of $0.884 per MMBTU with a resultant area price of $4.841 per MMBTU. This price was held constant throughout the life of the property. Prices for gas reserves scheduled for initial production at some future date were estimated using current prices on the same properties

Costs – Drilling, operating and abandonment costs were supplied by CIE for each property and were held constant for this report. These costs are based upon Authorities for Expenditure for the actual project or are estimated based upon comparison to similar work within the same area.

RALPH E. DAVIS ASSOCIATES, INC.
Texas Registered Firm #F-1529

RALPH E. DAVIS
ASSOCIATES, INC.

Cook Inlet Energy

May 4, 2010
Page 5

FUTURE NET INCOME

Future net income is based upon gross income from future production, less direct operating expenses and taxes. Estimated future capital for development costs was also deducted from gross income at the time it will be expended. No allowance was made for depletion, depreciation, income taxes or administrative expense.

Direct lease operating expense includes direct cost of operations of each lease or an estimated value for future operations based upon analogous properties. Lease operating expense and/or capital costs for drilling and completion were held constant throughout the remaining contract life of the properties.

GENERAL

Cook Inlet Energy has provided access to all of its accounts, records, geological and engineering data, reports and other information as required for this investigation. The ownership interests, product classifications relating to prices and other factual data were accepted as furnished without verification.

No consideration was given in this report to potential environmental liabilities which may exist, nor were any costs included for potential liability to restore and clean up damages, if any, caused by past operating practices.

If investments or business decisions are to be made in reliance on these estimates by anyone other than our client, such person with the approval of our client is invited to arrange a visit so that he can evaluate the assumptions made and the completeness and extent of the data available on which the estimates are made.

This report has been prepared for the exclusive use of Cook Inlet Energy and shall not be reproduced, distributed or made available to any other company without the written consent of Ralph E. Davis Associates, Inc. Such consent will not be unreasonably withheld if the report is utilized in its entirety.

Neither Ralph E. Davis Associates, Inc. nor any of its employees have any interest in the subject properties and neither the employment to make this study nor the compensation is contingent on its estimates of reserves and future income for the subject properties.

Very truly yours,

RALPH E. DAVIS ASSOCIATES, INC.

L. B. Branum, P.E.
Vice President

STATE OF TEXAS
LLOYD B. BRANUM
42019
REGISTERED
PROFESSIONAL ENGINEER

RALPH E. DAVIS ASSOCIATES, INC.
Texas Registered Firm #F-1529

SECURITIES AND EXCHANGE COMMISSION

DEFINITIONS OF RESERVES

The following information is taken from the United States Securities and Exchange Commission:

PART 210—FORM AND CONTENT OF AND REQUIREMENTS FOR FINANCIAL STATEMENTS, SECURITIES ACT OF 1933, SECURITIES EXCHANGE ACT OF 1934, PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, INVESTMENT COMPANY ACT OF 1940, INVESTMENT ADVISERS ACT OF 1940, AND ENERGY POLICY AND CONSERVATION ACT OF 1975

Rules of General Application

§ 210.4-10 Financial accounting and reporting for oil and gas producing activities pursuant to the Federal securities laws and the Energy Policy and Conservation Act of 1975.

Reserves

Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

Proved Oil and Gas Reserves

Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i)

The area of the reservoir considered as proved includes:

(A)

The area identified by drilling and limited by fluid contacts, if any, and

(B)

Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii)

In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii)

Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv)

Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(A)

Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

Securities and Exchange Commission

§ 210.4-10   Definitions (of Reserves)

Modified, Effective 2009 for Filings of 12/31/2009 and Thereafter

(B) The project has been approved for development by all necessary parties and entities, including governmental entities.

(v) Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

Reasonable certainty. If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.

Reliable technology. Reliable technology is a grouping of one or more technologies (including computational methods) that has been field tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

Probable Reserves

Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

(i)

When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates.

(ii)

Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir.

(iii)

Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.

Possible Reserves

Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.

(i)

When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates.

(ii)

Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project.

(iii)

Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves.

(iv)

The proved plus probable and proved plus probable plus possible reserves estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects.

(v)

Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than

Securities and Exchange Commission

§ 210.4-10   Definitions (of Reserves)

Modified, Effective 2009 for Filings of 12/31/2009 and Thereafter

formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the registrant believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir.

(vi) Pursuant to paragraph (a)(22)(iii) of this section, where direct observation has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations.

Developed Oil and Gas Reserves

Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i)

Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

(ii)

Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Undeveloped Oil and Gas Reserves

Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(i)

Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii)

Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

(iii)

Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

Additional Definitions:

Deterministic Estimate

The method of estimating reserves or resources is called deterministic when a single value for each parameter (from the geoscience, engineering, or economic data) in the reserves calculation is used in the reserves estimation procedure.

Probabilistic Estimate

The method of estimation of reserves or resources is called probabilistic when the full range of values that could reasonably occur for each unknown parameter (from the geoscience and engineering data) is used to generate a full range of possible outcomes and their associated probabilities of occurrence.

Reasonable Certainty

If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.

					COOK INLET ENERGY
					VARIOUS COOK INLET PROPERTIES
					AS OF APRIL 30, 2010
					SORTED BY RESERVE CATEGORY THEN BY PV 10 VALUE
					RESERVE	LIFE	GROSS	GROSS	NET	NET	NET	SEV	AD VAL	OP	CAPITAL	CASH	DISC
FIELD	LEASE	RESERVOIR	OPERATOR	MAJOR	CATEGORY	INDEX	OIL	GAS	OIL	GAS	SALES	TAX	TAX	COST	COST	FLOW	@ 10%
						(YRS)	(BBLS)	(MMCF)	(BBLS)	(MMCF)	($)	($)	($)	($)	($)	($)	($)
WEST MCARTHUR RIVER	WMRU 6	HEMLOCK‐SEG B	COOK INLET	OIL	PROVED PRODUCING	11.7	1,231,161	‐	982,968	‐	61,578,864	29,489	677,043	‐	‐	60,872,340	41,805,372
REDOUBT SHOAL	REDOUBT 04A	HEMLOCK CENTRAL FB	COOK INLET	OIL	PROVED UNDEVELOPED	17.3	1,321,895	‐	1,196,315	‐	72,770,288	40,675	1,090,944	2,326,535	2,300,000	67,012,132	40,711,360
REDOUBT SHOAL	REDOUBT 05A	HEMLOCK SOUTH FB	COOK INLET	OIL	PROVED UNDEVELOPED	14.5	1,124,721	‐	1,017,873	‐	62,235,480	34,608	933,013	1,979,509	2,400,000	56,888,364	37,628,652
REDOUBT SHOAL	REDOUBT 03A	HEMLOCK SOUTH FB	COOK INLET	OIL	PROVED UNDEVELOPED	14.4	1,124,721	‐	1,017,872	‐	62,257,528	34,608	933,344	1,979,509	4,600,000	54,710,064	35,910,716
REDOUBT SHOAL	REDOUBT NORTH STEPOUT	HEMLOCK NS02	COOK INLET	OIL	PROVED UNDEVELOPED	16.1	1,191,013	‐	1,077,867	‐	65,615,496	36,647	983,683	2,096,183	4,600,000	57,898,984	34,559,560
REDOUBT SHOAL	REDOUBT 02A	HEMLOCK SOUTH FB	COOK INLET	OIL	PROVED UNDEVELOPED	15.1	1,124,721	‐	1,017,873	‐	62,078,648	34,608	930,661	1,979,509	3,500,000	55,633,872	34,546,572
WEST MCARTHUR RIVER	WMRU 9	HEMLOCK‐SEG B	COOK INLET	OIL	PROVED UNDEVELOPED	11.6	1,100,000	‐	871,721	‐	54,807,884	29,639	602,561	‐	6,000,000	48,175,680	33,807,856
REDOUBT SHOAL	REDOUBT SOUTH STEPOUT	HEMLOCK SSO	COOK INLET	OIL	PROVED UNDEVELOPED	16.6	1,191,013	‐	1,077,867	‐	65,466,312	36,647	981,445	2,096,183	4,600,000	57,752,032	32,869,412
WEST MCARTHUR RIVER	WMRU 5	HEMLOCK‐SEG B	COOK INLET	OIL	PROVED PRODUCING	11.7	755,796	‐	603,433	‐	37,802,568	20,517	415,603	‐	‐	37,366,448	25,662,210
REDOUBT SHOAL	REDOUBT 01	HEMLOCK	COOK INLET	OIL	PROVED NON PRODUCING	17.2	699,999	‐	633,499	‐	38,404,336	19,005	575,780	1,231,999	2,000,000	34,577,548	19,714,830
WEST MCARTHUR RIVER	WMRU 8	HEMLOCK‐SEG C	COOK INLET	OIL	PROVED UNDEVELOPED	5.6	523,000	‐	401,324	‐	25,417,388	13,645	279,441	‐	6,000,000	19,124,302	15,571,347
REDOUBT SHOAL	REDOUBT 07	HEMLOCK	COOK INLET	OIL	PROVED NON PRODUCING	11.3	245,605	‐	222,272	‐	13,571,477	7,557	203,459	432,265	2,000,000	10,928,197	6,507,471
WEST MCARTHUR RIVER	WMRU 1A	HEMLOCK‐SEG A	COOK INLET	OIL	PROVED PRODUCING	2.8	80,000	‐	60,221	‐	3,823,974	1,807	42,044	‐	275,000	3,505,123	3,153,506
WEST MCARTHUR RIVER	WMRU 7A	HEMLOCK‐SEG A	COOK INLET	OIL	PROVED PRODUCING	9.9	61,183	‐	48,494	‐	3,048,848	1,649	33,519	‐	‐	3,013,681	2,206,829
WEST FORELAND	WF 1 (9200‐9400)	WF#1 9200 & 9400` SAND	COOK INLET	GAS	PROVED PRODUCING	9.3	‐	790,733	‐	637,928	3,088,212	‐	12,353	1,068,480	‐	2,007,379	1,598,020
RAPTOR	RAPTOR 1	TYONEK	COOK INLET	GAS	PROVED UNDEVELOPED	10.7	‐	3,819,000	‐	3,341,625	16,176,808	‐	177,945	577,500	10,600,000	4,821,363	1,470,797
WEST FORELAND	WF 2 LONG STRING	WF#2‐9200` SAND	COOK INLET	GAS	PROVED PRODUCING	8.2	‐	460,376	‐	371,412	1,798,004	‐	7,192	633,080	‐	1,157,732	945,785
THREE MILE CREEK	THREE MILE CREEK 1	BELUGA/TYONEK	COOK INLET	GAS	PROVED PRODUCING	3.8	‐	254,313	‐	65,262	315,932	‐	12,637	81,000	‐	222,295	202,910
THREE MILE CREEK	THREE MILE CREEK 3	BELUGA/TYONEK	COOK INLET	GAS	PROVED UNDEVELOPED	4.8	‐	1,482,168	‐	380,354	1,841,293	‐	73,652	99,000	1,350,000	318,642	180,375
KUSTATAN	KUSTATAN FIELD #1	TYONEK	COOK INLET	GAS	PROVED PRODUCING	3.3	‐	5,639	‐	4,906	23,749	‐	95	10,000	‐	13,654	11,223
THREE MILE CREEK	THREE MILE CREEK 2	BELUGA/TYONEK	COOK INLET	GAS	PROVED PRODUCING	0.7	‐	17,257	‐	4,428	21,438	‐	858	14,400	‐	6,181	6,052
WEST FORELAND	WF 2 SHORT STRING	WF#2‐8500` SAND	COOK INLET	GAS	PROVED PRODUCING	0.2	‐	1,640	‐	1,346	6,515	‐	26	2,000	‐	4,489	4,455
REDOUBT SHOAL	REDOUBT 05	HEMLOCK	COOK INLET	OIL	PROVED PRODUCING	0.0	‐	‐	‐	‐	‐	‐	‐	‐	‐	‐	‐
KUSTATAN FACILITY	KUSTATAN FACILITY EXPENSES		COOK INLET	OIL	PROVED	15.7	‐	‐	‐	‐	‐	‐	‐	21,620,000	‐	(21,620,000)	(11,226,233)
REDOUBT SHOAL	FIXED OPERATING COSTS	OSPREY PLATFORM	COOK INLET	OIL	PROVED EXPENSES	9.7	‐	‐	‐	‐	‐	‐	‐	25,853,000	‐	(25,853,000)	(17,656,712)
WEST MCARTHUR RIVER	FIXED OPERATING COSTS	HEMLOCK	COOK INLET	OIL	PROVED EXPENSES	11.7	‐	‐	‐	‐	‐	‐	‐	46,760,000	‐	(46,760,000)	(28,220,450)
						253.5	11,774,828	6,831,125	10,229,599	4,807,260	652,151,042	341,100	8,967,296	110,840,152	50,225,000	481,777,500	311,971,914
REDOUBT SHOAL	REDOUBT SOUTH STEPOUT	HEMLOCK SSO	COOK INLET	OIL	PROBABLE UNDEVELOPED	16.3	1,191,013	‐	1,077,867	‐	65,541,360	36,647	982,571	2,096,183	4,600,000	57,825,960	33,704,180
REDOUBT SHOAL	REDOUBT 09	HEMLOCK NORTHERN FB	COOK INLET	OIL	PROBABLE UNDEVELOPED	13.1	847,012	‐	766,546	‐	46,688,640	26,063	699,939	1,490,741	4,600,000	39,871,900	23,155,658
REDOUBT SHOAL	REDOUBT 13	HEMLOCK NORTHERN FB	COOK INLET	OIL	PROBABLE UNDEVELOPED	13.3	847,012	207,518	766,546	187,804	47,545,376	26,063	712,790	1,490,741	4,600,000	40,715,792	23,104,140
REDOUBT SHOAL	REDOUBT 14	HEMLOCK NORTHERN FB	COOK INLET	OIL	PROBABLE UNDEVELOPED	13.6	847,012	‐	766,546	‐	46,583,168	26,063	698,357	1,490,741	4,600,000	39,768,004	22,020,252
REDOUBT SHOAL	REDOUBT NORTH STEPOUT	HEMLOCK NS02	COOK INLET	OIL	PROBABLE UNDEVELOPED	23.3	838,264	‐	758,629	‐	45,046,184	25,793	675,306	1,475,344	‐	42,869,732	19,219,020
SABRE	SABRE 1	G SAND	COOK INLET	OIL	PROBABLE UNDEVELOPED	11.7	1,152,500	‐	697,839	‐	43,840,252	23,727	481,982	1,904,981	13,020,000	28,409,566	18,108,768
SABRE	SABRE 2	G SAND	COOK INLET	OIL	PROBABLE UNDEVELOPED	13.5	1,152,500	‐	697,839	‐	43,611,640	23,727	479,467	1,943,480	10,220,000	30,944,966	18,075,952
WEST MCARTHUR RIVER	WMRU 7A	8500' GAS	COOK INLET	GAS	PROBABLE NON‐PRODUCING	8.6	‐	6,340,000	‐	5,034,908	24,373,988	‐	268,114	‐	2,000,000	22,105,874	15,635,683
SWORD	SWORD 1	G SAND	COOK INLET	OIL	PROBABLE UNDEVELOPED	14.9	1,106,500	‐	639,004	‐	39,907,092	21,726	438,739	1,983,058	10,220,000	27,243,568	15,406,769
SABRE	SABRE 3	BELUGA‐STERLING	COOK INLET	GAS	PROBABLE UNDEVELOPED	11.9	‐	5,769,999	‐	3,493,734	16,913,166	‐	186,045	442,750	10,220,000	6,064,371	1,902,775
THREE MILE CREEK	THREE MILE CREEK 2	BELUGA/TYONEK	COOK INLET	GAS	PROBABLE NON PRODUCING	5.7	‐	773,382	‐	198,465	960,770	‐	38,431	108,000	75,000	739,340	617,549
THREE MILE CREEK	THREE MILE CREEK 2	BELUGA/TYONEK	COOK INLET	GAS	PROBABLE NON PRODUCING	8.0	‐	757,698	‐	194,440	941,286	‐	37,651	50,400	75,000	778,235	432,276
THREE MILE CREEK	THREE MILE CREEK 1	BELUGA/TYONEK	COOK INLET	GAS	PROBABLE NON PRODUCING	5.4	‐	543,211	‐	139,399	674,830	‐	26,993	36,000	75,000	536,836	362,249
COSMOPOLITAN	HANSEN OFFSET 1	STARCHKOF/HEMLOCK	PIONEER	GAS	PROBABLE UNDEVELOPED	13.9	482,718	‐	2,414	‐	150,977	‐	604	‐	‐	150,373	99,768
COSMOPOLITAN	HANSEN OFFSET 1	TYONEK	PIONEER	GAS	PROBABLE UNDEVELOPED	21.8	‐	2,618,001	‐	13,090	63,369	‐	253	‐	‐	63,115	13,075
						194.9	8,464,532	17,009,808	6,173,228	9,261,840	422,842,098	209,808	5,727,241	14,512,420	64,305,000	338,087,632	191,858,114
REDOUBT SHOAL	REDOUBT SOUTH STEPOUT	HEMLOCK SSO	COOK INLET	OIL	POSSIBLE UNDEVELOPED	16.8	1,191,013	‐	1,077,867	‐	65,415,764	36,647	980,687	2,096,183	4,600,000	57,702,252	32,324,120
SABRE	SABRE 4	BELUGA‐STERLING	COOK INLET	GAS	POSSIBLE UNDEVELOPED	13.2	‐	8,593,000	‐	5,203,061	25,188,014	‐	277,068	500,500	10,220,000	14,190,449	6,715,096
						29.9	1,191,013	8,593,000	1,077,867	5,203,061	90,603,778	36,647	1,257,755	2,596,683	14,820,000	71,892,701	39,039,216

Note:  There are differences in the addition as a result of computer program rounding of numbers.

RALPH E. DAVIS ASSOCIATES, INC.

Texas Registered Engineering Firm F-1529